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EXHIBIT 99.2


              FOR IMMEDIATE RELEASE               DECEMBER 7, 2006
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PATIENT  PORTAL  TECHNOLOGIES  COMPLETES  ACQUISITION  OF HEALTHCARE  TECHNOLOGY
SUBSIDIARY; APPOINTS NEW MANAGEMENT TEAM


Palm Beach Gardens, FL: PATIENT PORTAL TECHNOLOGIES, INC. (OTC: PPRG) announced today that it had completed its previously-announced acquisition of 100% of the capital stock of Patient Portal Connect, Inc. of Palm Beach Gardens, FL. The acquisition was completed through the issuance of 14,000,000 shares of Common Stock of the Company to the shareholders of Patient Portal Connect, Inc.

The Company also announced that Kevin Kelly had been appointed President and Chief Executive Officer, Daniel Coholan had been appointed Executive Vice President for Sales and Marketing, and William J. Reilly, Esq. had been appointed General Counsel. Thomas Hagan remains as a Director of the Corporation

Patient Portal Technologies, Inc., through its wholly-owned subsidiary Patient Portal Connect, Inc., is a software and technology company which specializes in providing revenue enhancement and cost improvement services for the healthcare industry. The Company's products and services utilize a state of the art proprietary software platform that optimizes patient flow, reduces administrative costs and maximizes insurance reimbursement. This platform was developed working in combination with their healthcare partners to assure that the technology and services met their compliance needs and mandated initiatives.

The Company has developed process improvement solutions that are already proven and well positioned with several hospital groups. Market demand for the Company's products and services is demonstrated by the fact that the company has in place seven ongoing contracts with prestigious institutions including the Hospital of the University of Pennsylvania Health System. Company information is available at www.patientportal.com.

For More Information:
Patient Portal Investor Relations
(561) 630-7688




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